                                                                      EXHIBIT 11

                           MBIA INC. AND SUBSIDIARIES
               COMPUTATION OF EARNINGS PER SHARE ASSUMING DILUTION
                     (In thousands except per share amounts)

                                               Three months ended     Six months ended
                                                     June 30               June 30
                                               -------------------   -------------------
                                                 2002       2001       2002       2001
                                               --------   --------   --------   --------
Net income                                     $143,981   $143,006   $297,750   $259,133
                                               ========   ========   ========   ========
Diluted weighted-average shares:
   Basic weighted-average shares outstanding    147,568    148,160    147,809    148,044
   Effect of stock options                        1,139      1,025      1,171      1,005
   Unallocated ESOP shares                           54        113         54        113
                                               --------   --------   --------   --------
Diluted weighted-average shares:                148,761    149,298    149,034    149,162
                                               ========   ========   ========   ========
Basic EPS                                      $   0.98   $   0.97   $   2.01   $   1.75
                                               ========   ========   ========   ========
Diluted EPS                                    $   0.97   $   0.96   $   2.00   $   1.74
                                               ========   ========   ========   ========
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